Exhibit 5.1

April 8, 2019

CollPlant Holdings Ltd.

3 Sapir Street, Weizmann Science Park

Ness-Ziona 74140

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to CollPlant Holdings Ltd. (the “Company”), an Israeli company, in connection with its filing of a registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale by Alpha Capital Ansalt (“Alpha”) of up to an aggregate of 96,560,131 ordinary shares, par value NIS 0.03 per share, represented by 1,931,204 ADSs, consisting of (x) (i) 4,898,500 ordinary shares represented by 97,970 ADSs (the “Issued ADSs”), and (ii) 31,072,472 ordinary shares represented by 621,455 ADSs issuable upon the exercise of a pre-paid warrant and (y) (i) 10,981,482 ordinary shares represented by 219,630 ADSs issuable upon exercise of a pre-paid warrants (together with the warrants described in clause (x)(ii) above, the “Pre-paid Warrants”), and (ii) 49,607,407 ordinary shares represented by 992,149 ADSs issuable upon exercise of a warrant (together with the Pre-paid Warrants, the “Warrants”, and the Warrants together with Issued ADSs and ordinary shares referred to in clauses (x) and (y), collectively referred to as the “Securities”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Amended and Restated Articles of Association, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any jurisdiction other than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the 96,560,131 ordinary shares underlying the Securities issued to Alpha, as described in the Registration Statement, have been duly authorized, (ii) the 4,898,500 ordinary shares underlying the Issued ADSs are validly issued, fully paid and non-assessable, and (iii) the 91,661,361 ordinary shares underlying the Warrants, when issued, sold and delivered by the Company upon exercise of the Warrants against receipt the exercise price thereof, if applicable, in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.
Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co.